Exhibit 99.1

Grown Rogue Reports Third Quarter 2026 Results

Steady Execution Across Existing and New Markets; 2026 and 2027 Guidance and Growth Targets Maintained

MEDFORD, Ore., Nov. 12, 2026 /CNW/ - Grown Rogue International Inc. ("Grown Rogue," "we," "us," "our," or the "Company") (CSE: GRIN) (OTC: GRUSF), a flower-forward cannabis company combining craft values with disciplined execution, today reported its unaudited financial results for the three and nine months ended September 30, 2026.

Results are presented in U.S. dollars and in accordance with U.S. generally accepted accounting principles ("GAAP"). Comparative periods have been recast, where applicable, in accordance with GAAP.

Obie Strickler, Chief Executive Officer, said: "For us, it always comes back to the people buying what we make. They're spending their hard-earned money and trusting us to deliver products worth coming back for. We take that responsibility seriously, and as we grow, so does our commitment to getting it consistently right. I'm incredibly proud of how our team has maintained that focus while bringing several new markets online simultaneously. We've welcomed talented new people who are working alongside our existing team, bringing fresh perspectives to our deep operational experience. This combination gives me tremendous confidence in our ability to execute on our ambitious growth plans."

Highlights

•	Revenue: Revenue of $11.0 million for the third quarter of 2026, compared with $8.5 million in the third quarter of 2025, an increase of 29% (25% excluding the Michigan wholesale excise tax reported as revenue). Growth was driven by revenue increases of 44% in New Jersey, 21% in Oregon and 19% in Michigan (5% excluding the excise tax).
•	Adjusted EBITDA: Adjusted EBITDA (non-GAAP) of $2.6 million, compared with $1.5 million in the third quarter of 2025, with an Adjusted EBITDA margin of 23.3%. See "Non-GAAP Financial Measures" and the reconciliation schedule.
•	GAAP Net Loss: Net loss was $8.9 million, compared with net income of $1.6 million in the prior-year period. The quarter included a $5.0 million loss on acquisition of Rogue EBC, LLC, following the Company's decision to enter Illinois through the existing, formerly PharmaCann-operated Dwight cultivation facility under its arrangement with SEA Craft, rather than develop the planned Waukegan facility.
•	Cash Position: Cash and cash equivalents of $16.6 million at September 30, 2026, compared with $11.5 million at June 30, 2026, with the increase related to the consolidation of Grown Rogue New York, LLC ("GRNY"), which is the Company's 51%-owned subsidiary with agreements to manage and plans to acquire the license and select assets of PharmaCann of New York LLC ("PCNY"), offset by planned capital expenditures in New Jersey and Minnesota.
•	Operating Performance: New Jersey delivered strong financial results alongside continued improvements in flower quality and yields. Oregon and Michigan increased total flower yields and reduced production costs in highly price-competitive markets.
•	New Market Milestones: Cultivation commenced at the Fridley, Minnesota facility, with the first harvest scheduled at the end of November. Affiliate SEA Craft completed its first flower sales in Illinois after quarter-end. Work has also begun to revitalize cultivation in Hamptonburgh, New York, under Grown Rogue's agreements with PCNY, with the first harvest scheduled in December.
•	Guidance: The Company is maintaining its 2026 guidance of $38-$41 million in revenue and $7-$9 million in Adjusted EBITDA, and its 2027 guidance of $55-$63 million in revenue and $14-$18 million in Adjusted EBITDA, along with its long-term growth objectives. These expectations exclude New York. Management plans to revisit these expectations to incorporate New York when reporting fourth quarter and full year 2026 results.

Management Commentary and Outlook

"New Jersey had another strong quarter, with the consistent sell-through of branded, packaged products at attractive pricing demonstrating our ability to resonate with customers, and continued progress in our quality and efficiency KPIs," said Obie Strickler. "We're excited to have plants growing in Minnesota, with our first harvest in late November, and our first branded flower already on the shelves in Illinois. Entering a market is just the beginning. The real work now begins to earn the trust and respect of customers by making sure our passion and relentless focus on quality products shine through.

"Oregon and Michigan remain foundational markets for honing our operations and developing our talent. I'm really pleased with the progress these teams are making in improving yields and bringing costs down, while building bench strength and finding better ways of working that carry across our markets. They keep raising the bar for what I think is possible in efficiency and quality."

Josh Rosen, Chief Strategy Officer, added: "Two years ago, we believed that increasing distress in some corners of the cannabis industry would create significant opportunities for companies positioned to act. Since then, we've strengthened Grown Rogue with supportive capital and additional talent, building an organization ready for greater scale. Those opportunities have now materialized, with our announced plans to enter New York the largest to date."

"Our focus remains on execution. In New York specifically, PCNY's existing infrastructure gives us a substantial foundation, and I'm pleased with how quickly our team and the local PCNY team have mobilized to restart cultivation and re-energize the dispensaries. We anticipate PCNY should be back in the wholesale market in early 2027 and we are working diligently to support the execution of the purchase agreements and regulatory approvals needed to close these transactions."

Andrew Marchington, Chief Financial Officer, said: "The $5.0 million loss on the acquisition of Rogue EBC reflects the accounting impact associated with that transaction following our decision to pursue the existing turnkey Dwight facility rather than build a new facility in Waukegan. We are in discussions to offset some of our ongoing Rogue EBC obligations."

He added: "We're expanding our finance and support teams alongside our operating footprint, particularly to manage the increased work coming from our New York efforts. The New York transaction will add complexity to our fourth quarter and year-end closing and audit process. Assuming we execute the definitive purchase agreements in the fourth quarter, we anticipate the need to consolidate PCNY's results beginning on the date of the executed purchase agreements.  PCNY's corporate parent has been liquidating assets for more than a year and we anticipate the combination of headcount attrition and liquidity constraints may impact their ability to support our back-office integration and transition priorities, including our audit, and we are proactively preparing for these challenges."

Third Quarter Operating Update

New Jersey revenue was $4.9 million and Adjusted EBITDA was $2.4 million, up 44% and 65%, respectively, from the third quarter of 2025. Compared with the second quarter of 2026, total flower yield increased to 63 grams per square foot from 61, and "A" flower yield increased to 45 grams per square foot from 41. Phase II construction continued toward approximately 16,000 square feet of total flowering canopy, with substantial completion targeted by year-end and additional capacity expected to contribute more significantly to sales in 2027.

As anticipated, Oregon and Michigan remained highly price-competitive. Compared with the second quarter, total flower yield increased to 85 grams per square foot from 76 in Oregon and to 93 from 90 in Michigan. Cost per pound declined to $284 from $326 in Oregon and to $255 from $277 in Michigan. These improvements supported operating efficiency and informed practices across the broader organization, although pricing continued to weigh on financial performance.

In Minnesota, cultivation began at our Fridley facility following approval to operate. Phase I includes approximately 8,000 square feet of flowering canopy across five constructed flower rooms, being populated sequentially. The first harvest is anticipated in late November, with harvests every two weeks thereafter and first sales expected in January 2027.

New York Transaction Update

In August 2026, Grown Rogue established its 51%-owned subsidiary, GRNY, and entered into financing, consulting, lease and funding arrangements supporting the planned acquisition of PharmaCann's New York license and most of its assets. The planned transaction includes the Hamptonburgh cultivation and manufacturing facility and four Verilife dispensaries.

Under the Goods and Services Agreement ("GSA") executed on August 20, 2026, GRNY began supporting the operating transition, including the revitalization of cultivation at Hamptonburgh. The first harvest is anticipated in December 2026. Immediate priorities include establishing consistent cultivation performance and re-energizing the existing retail business following several months of heavy promotional and product liquidation activity.

A capital partner invested $10 million for a 49% preferred equity interest in GRNY and committed an additional $5 million drawable term loan. At announcement, estimated project costs, including the acquisition, capital expenditures and working capital, were approximately $12 million. A secured funding facility of up to $9 million from GRNY to PCNY supports the transition.

Subsequent Events

The following developments occurred after September 30, 2026.

New Jersey ownership: On October 20, 2026, the Company announced completion of its second option exercise, increasing its ownership of ABCO Garden State, LLC ("ABCO") by 26% to 70% and obtaining majority board control. Regulatory approval was received on September 16, 2026. The approximately $743,000 consideration had been advanced in 2023.

Illinois first sales: On October 22, 2026, the Company announced that affiliate SEA Craft LLC ("SEA Craft") had completed its first deliveries of Grown Rogue products to select Illinois dispensaries that week. Initial flowering canopy comprises approximately 5,000 square feet, with initial expansion work toward approximately 10,000 square feet underway. The pace of additional capacity will be informed by operating performance and market demand, subject to applicable regulatory requirements.

Operating KPIs by Market

Metric	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
Oregon*
Total Flower Harvested (lbs)	4,255	3,594	3,277	2,980	3,547
Flower Cost Per Pound Produced	$284	$326	$342	$379	$294
Total Flower Yield (g/sf)¹	85	76	69	68	73
"A" Flower Yield (g/sf)¹	52	53	50	42	49
$ Bulk Flower ASP²	$577	$592	$480	$466	$499
$ Packaged Flower ASP²	-	-	-	-	-
Portion of Revenue for Packaged Products	12%	10%	11%	9%	15%
Michigan
Total Flower Harvested (lbs)	4,319	4,259	3,746	3,960	3,518
Flower Cost Per Pound Produced	$255	$277	$304	$287	$312
Total Flower Yield (g/sf)¹	93	90	84	82	77
"A" Flower Yield (g/sf)¹	52	56	52	49	46
$ Bulk Flower ASP²˒³	$660	$615	$599	$692	$775
$ Packaged Flower ASP²˒³	$827	$861	$889	$957	$900
Portion of Revenue for Packaged Products	35%	27%	20%	24%	17%
New Jersey
Total Flower Harvested (lbs)	2,025	1,910	1,700	1,678	1,306
Flower Cost Per Pound Produced	$685	$670	$652	$582	$770
Total Flower Yield (g/sf)¹	63	61	63	64	59
"A" Flower Yield (g/sf)¹	45	41	37	37	38
$ Bulk Flower ASP²	n.m.⁴	n.m.⁴	n.m.⁴	$1,193	$1,032
$ Packaged Flower ASP²˒⁵	$2,021	$2,077	$2,149	$2,305	$2,365
Portion of Revenue for Packaged Products	99%	100%	97%	95%	92%
	* Includes only indoor operations.
	1 Total flower harvested and yield metrics reflect whole flower and exclude material used in ground flower and shake products. g/sf = grams of whole flower harvested per square foot of growing space. Q3 2026 harvested weights include estimates for three late-September Michigan harvests totaling 705 lbs and one Oregon harvest totaling 112 lbs. These Q3 yield values are treated as final; historically, differences between estimated and actual weights have been immaterial.
	2 ASP = average selling price per pound. Oregon packaged-product revenue consists of pre-rolls, which are included in the packaged-products revenue percentage but excluded from packaged-flower ASP; accordingly, no Oregon packaged-flower ASP is presented.
	3 Michigan ASP excludes amounts related to the Michigan wholesale excise tax included in reported revenue in 2026.
	4 Not meaningful.
	5 New Jersey packaged-flower ASP for all periods presented has been recast to exclude ground flower products, a category consisting predominantly of shake.

Selected Quarterly Financial Results (Unaudited)

Metric	Q3 2026	Q3 2025	YoY change	Q2 2026
Revenue (GAAP)	$11.0 million	$8.5 million	+29%	$11.3 million
Gross Profit	$5.5 million	$3.7 million	+50%	$5.4 million
Gross Margin	49.8%	43.0%	+6.8 pp	47.6%
GAAP Net Income (Loss)	($8.9) million	$1.6 million	n.m.	($1.5) million
EBITDA (Non-GAAP)	($4.5) million	$3.5 million	n.m.	$0.6 million
Adjusted EBITDA (Non-GAAP)	$2.6 million	$1.5 million	+70%	$2.1 million
Adjusted EBITDA Margin	23.3%	17.7%	+5.6 pp	18.2%
Cash and Cash Equivalents	$16.6 million as of Sep. 30, 2026	$13.6 million as of Sep. 30, 2025	+22%	$11.5 million as of Jun. 30, 2026
n.m. = not meaningful. pp = percentage points. EBITDA and Adjusted EBITDA are non-GAAP financial measures. Prior-period EBITDA has been recast to conform to the current presentation; Adjusted EBITDA is unchanged. See "Non-GAAP Financial Measures" and the reconciliation schedule. Percentage changes are calculated from unrounded figures.

Selected Quarterly Financial Results by Segment (Unaudited)

Metric	Q3 2026	Q3 2025	YoY change	Q2 2026
Oregon
Revenue (GAAP)	$3.1 million	$2.6 million	+21%	$3.5 million
Adjusted EBITDA	$0.3 million	$0.2 million	+121%	$0.7 million
Adjusted EBITDA Margin	11.0%	6.0%	+5.0 pp	20.8%
Michigan*
Revenue (GAAP)	$3.0 million	$2.5 million	+19%	$3.4 million
Adjusted EBITDA	$0.8 million	$0.8 million	-10%	$0.7 million
Adjusted EBITDA Margin	25.1%	33.5%	-8.3 pp	20.0%
New Jersey
Revenue (GAAP)	$4.9 million	$3.4 million	+44%	$4.4 million
Adjusted EBITDA	$2.4 million	$1.4 million	+65%	$1.8 million
Adjusted EBITDA Margin	48.6%	42.3%	+6.3 pp	42.2%
Corporate
Adjusted EBITDA	($0.9) million	($0.9) million	3% lower expense	($1.2) million
Consolidated
Revenue (GAAP)	$11.0 million	$8.5 million	+29%	$11.3 million
Adjusted EBITDA	$2.6 million	$1.5 million	+70%	$2.1 million
Adjusted EBITDA Margin	23.3%	17.7%	+5.6 pp	18.2%
* Michigan revenue includes $0.35 million of wholesale excise tax in Q3 2026. Adjusted EBITDA margins use reported revenue. Percentage changes are calculated from unrounded figures.

Guidance and Long Term Growth Objectives

The Company is maintaining its previously announced 2026 and 2027 revenue and Adjusted EBITDA guidance and long-term growth objectives, with a reminder that the fourth quarter is typically seasonally slower than the third quarter. These expectations exclude New York. Management plans to revisit the outlook to incorporate New York when reporting fourth quarter and full year 2026 results.

Measure	2026 guidance	2027 guidance
Revenue	$38-$41 million	$55-$63 million
Adjusted EBITDA non-GAAP	$7-$9 million	$14-$18 million

The Company's three-to-five-year objectives, using 2027 as the base year, remain 25% annual compounded revenue growth, 35% annual compounded Adjusted EBITDA growth and return on incremental invested capital ("ROIIC") greater than 75%.

Grown Rogue's growth approach combines selective new builds, the revitalization of existing facilities and focused expansion of flower-forward products. Management evaluates opportunities using normalized market pricing and disciplined capital-allocation criteria.

Guidance Assumptions

The outlook continues to reflect Illinois sales beginning in Q4 2026, Minnesota first revenue in Q1 2027 and a greater contribution from New Jersey's Phase II expansion in 2027. Adjusted EBITDA guidance excludes pre-revenue startup expenses associated with new-market expansion, estimated at $1.5 million to $2.0 million in each of Illinois and Minnesota for 2026.

The previously disclosed 2027 framework assumes wholesale price normalization of approximately 10% in New Jersey and 5% in Illinois, no change in the Oregon and Michigan pricing environment, and Minnesota "A" flower wholesale pricing above $2,500 per pound. It also assumes continued capacity expansion in Illinois and Minnesota.

Flowering Capacity by Market

Square feet of flowering bench canopy as of September 30, 2026. Nameplate represents potential capacity, not a commitment to develop that capacity.

State	Online canopy (sq. ft.)	Under development (sq. ft.)	Nameplate capacity (sq. ft.)	Notes
Oregon (indoor only)	14,752	N/A	14,752	Approximately 30,000 sq. ft. of indoor facility space at the Airport facility. Eight dedicated flower rooms and nearly four harvests per month at the Rossanley facility.
Michigan	14,550	N/A	14,550	Facility currently operates approximately 50,000 sq. ft., including fourteen flowering rooms and related support space.
New Jersey	10,000	6,000	16,000	Expansion underway through 2026, with total flowering canopy anticipated to increase to approximately 16,000 sq. ft.
Minnesota	8,000	0	30,000	Phase I includes approximately 8,000 sq. ft. of flowering canopy, with products expected to be available for sale in early 2027.
Illinois	5,000	5,000	14,000	Approximately 66,000 sq. ft. leased facility, including a 23,000 sq. ft. greenhouse, with 5,000 sq. ft. of indoor flowering canopy online and an additional 5,000 sq. ft. under development. Expandable to approximately 14,000 sq. ft., subject to regulatory approval.
Totals	52,302	11,000	89,302

Conference Call and Webcast Information

Grown Rogue will host a conference call and webcast on Thursday, November 12, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss its third quarter 2026 results and provide a corporate update. CEO Obie Strickler and members of the management team will host the call, followed by a question-and-answer period.

Detail	Information
Date	Thursday, November 12, 2026
Time	5:00 p.m. ET / 2:00 p.m. PT
Webcast registration	https://app.webinar.net/l6X5PNWbK9y
Dial-in	1-800-836-8184 toll-free in North America

A telephone replay will be available until November 19, 2026, by dialing (+1) 888-660-6345 and entering replay code 95406#. A transcript, the earnings release, financial filings and related investor materials will be available at ir.grownrogue.com.

About Grown Rogue

Grown Rogue International Inc. (CSE: GRIN | OTC: GRUSF) is a flower-forward cannabis company rooted in Oregon's Rogue Valley, a region with a deep cannabis heritage where its founders began growing more than 20 years ago. Built on a love of the plant, the Company produces flavorful craft-quality flower and the products made from it.

Its approach brings together a distinct and constantly expanding library of genetics, developed in house and sourced from like-minded breeders; a passionate, experienced team of growers; and the discipline to keep learning from every harvest. The goal is to consistently deliver quality that retailers and budtenders can stand behind and consumers come back for.

Grown Rogue believes trust is earned one harvest at a time and is currently serving customers in Oregon, Michigan, New Jersey and Illinois, with launches planned in Minnesota and New York.

For more information about Grown Rogue, please visit www.grownrogue.com. Investor materials are available at ir.grownrogue.com. The contents of the Company's websites are not incorporated by reference into this press release or into any report or document filed or furnished by the Company with the SEC or Canadian securities regulators, and references to the websites are intended to be inactive textual references only.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
Unaudited • U.S. dollars, except share and per-share amounts • Three and nine months ended September 30.

	Three months 2026	Three months 2025	Nine months 2026	Nine months 2025
Revenues
Product sales	11,019,038	8,514,268	31,448,533	23,674,438
Total revenue	11,019,038	8,514,268	31,448,533	23,674,438
Cost of goods sold
Cost of finished cannabis inventory sold	(5,536,034)	(4,855,244)	(16,637,918)	(13,097,182)
Total cost of goods sold	(5,536,034)	(4,855,244)	(16,637,918)	(13,097,182)
Gross profit	5,483,004	3,659,024	14,810,615	10,577,256
Operating expenses
Depreciation	89,213	110,693	246,025	323,604
General and administrative	5,332,245	2,964,469	13,262,652	8,175,095
Share-based compensation	328,455	314,951	632,536	2,087,686
Total operating expenses	5,749,913	3,390,113	14,141,213	10,586,385
Income (loss) from operations	(266,909)	268,911	669,402	(9,129)
Other income (expense)
Interest and accretion expense	(532,984)	(410,925)	(1,512,204)	(1,101,649)
Other income (expense)	96,996	119,703	146,136	742,772
Interest income	46,264	36,736	192,807	109,010
Unrealized gain (loss) on derivative liability	131,671	(24,242)	280,054	(51,896)
Realized gain on derivative liability	-	-	-	5,859,744
Unrealized loss on warrant asset	(105,528)	2,162,087	(2,853,195)	821,433
Unrealized gain on warrant liability	(64,444)	-	369,103	-
Loss on acquisition of Rogue EBC	(5,030,332)	-	(5,030,332)	-
Loss on equity investment in associate	(8,180)	(75,733)	(301,430)	(344,153)
Total other income (expense), net	(5,466,537)	1,807,626	(8,709,061)	6,035,261
Income (loss) before income tax expense	(5,733,446)	2,076,537	(8,039,659)	6,026,132
Income tax expense	(3,154,693)	(511,381)	(4,542,895)	(2,062,728)
Net income (loss)	(8,888,139)	1,565,156	(12,582,554)	3,963,404
Other comprehensive income (loss)
Currency translation adjustment	-	2,736	-	4,021
Total comprehensive income (loss)	(8,888,139)	1,567,892	(12,582,554)	3,967,425
Basic income (loss) per share	(0.04)	0.01	(0.05)	0.02
Basic weighted average number of subordinate voting common shares outstanding	249,938,980	249,707,811	249,930,921	241,335,995
Diluted income (loss) per share	(0.04)	0.01	(0.05)	0.02
Diluted weighted average number of subordinate voting common shares outstanding	249,938,980	253,827,006	249,930,921	247,687,866
Net income (loss) for the period attributable to:
Shareholders	(9,078,320)	668,500	(13,473,373)	2,767,257
Non-controlling interest	1,279,574	896,656	1,980,212	1,196,147
Redeemable non-controlling interest	(1,089,393)	-	(1,089,393)	-
Net income (loss)	(8,888,139)	1,565,156	(12,582,554)	3,963,404
Total comprehensive income (loss) for the period attributable to:
Shareholders	(9,078,320)	671,236	(13,473,373)	2,771,278
Non-controlling interest	1,279,574	896,656	1,980,212	1,196,147
Redeemable non-controlling interest	(1,089,393)	-	(1,089,393)	-
Total comprehensive income (loss)	(8,888,139)	1,567,892	(12,582,554)	3,967,425

Condensed Consolidated Balance Sheets
Unaudited • U.S. dollars

	September 30, 2026	December 31, 2025
ASSETS
Current
Cash	16,602,268	11,371,834
Accounts receivable	3,894,962	2,908,270
Inventory	7,338,731	7,081,295
Prepaid expenses	2,489,611	563,912
Derivative asset	143,013	-
Current portion of notes receivable	272,361	253,403
Total current assets	30,740,946	22,178,714
Other long term assets	500,000	300,000
Warrants asset	2,250,077	5,103,272
Other investments	-	1,358,860
Notes receivable	3,777,187	1,683,757
Lease receivable	94,022	94,022
Property and equipment	20,999,582	14,055,552
Right of use assets - operating	35,662,493	13,414,406
Right of use assets - finance	2,639,306	-
Deferred tax asset	1,744,522	1,522,760
Intangible assets and goodwill	3,025,193	3,025,193
Total assets	101,433,328	62,736,536
LIABILITIES
Current
Accounts payable and accrued liabilities	4,863,725	1,262,519
Current portion of operating lease liabilities	2,824,083	844,421
Current portion of finance lease liabilities	297,188	152,705
Current portion of long-term debt	3,011,112	2,576,228
Current portion of business acquisition consideration payable	1,468,315	455,844
Derivative liability	-	137,041
Current portion of warrant liability	1,170,562	-
Income tax payable	725,453	296,018
Total current liabilities	14,360,438	5,724,776
Operating lease liabilities	39,371,232	13,010,805
Finance lease liabilities	2,447,722	67,782
Long-term debt	8,757,646	10,019,301
Business acquisition consideration payable	1,439,443	1,611,637
Other non-current liabilities	12,094,117	8,383,888
Total liabilities	78,470,598	38,818,189
Redeemable non-controlling interest	8,910,607	-
SHAREHOLDERS' EQUITY (DEFICIENCY)
Capital stock	61,841,785	62,589,075
Multiple voting common shares	-	-
Accumulated other comprehensive loss	(121,906)	(121,906)
Accumulated Deficit	(55,037,328)	(41,563,955)
Equity attributable to shareholders of the Company	6,682,551	20,903,214
Non-controlling interests	7,369,572	3,015,133
Total shareholders' equity	14,052,123	23,918,347
Total liabilities and shareholders' equity	101,433,328	62,736,536

Condensed Consolidated Statements of Cash Flows
Unaudited • U.S. dollars

	Nine months ended September 30, 2026	Nine months ended September 30, 2025
Operating activities:
Net income (loss)	(12,582,554)	3,963,404
Adjustments for non-cash items in net income (loss):
Depreciation of property and equipment	246,025	323,604
Depreciation of property and equipment included in costs of finished cannabis inventory sold	2,106,425	1,443,153
Lease costs included in costs of finished cannabis inventory sold	954,016	119,690
Share-based compensation	632,536	2,087,686
Interest and accretion expense	170,305	433,316
Other income	-	(61,379)
Interest income	(127,969)	(109,010)
Unrealized (gain) loss on derivative liability	(280,054)	51,896
Realized (gain) loss on derivative liability	-	(5,859,744)
Unrealized loss on warrant asset	2,853,195	(821,433)
Unrealized gain on warrant liability	(369,103)	-
Loss on acquisition of Rogue EBC	5,030,332	-
Loss on equity investment in associate	301,430	344,153
Deferred income taxes	(221,762)	(607,238)
Lease incentives received (tenant improvement allowance)	2,745,833	-
Changes in non-cash working capital	5,981,285	(1,323,158)
Net cash provided by (used in) operating activities	7,439,940	(15,060)
Investing activities:
Purchase of property and equipment	(9,335,612)	(1,072,054)
Payments of business acquisition consideration payable	(115,949)	(139,944)
Advance of notes receivable	(1,984,419)	-
Advance of security deposit	(200,000)	-
Cash acquired on purchase of remaining Rogue EBC, LLC equity interest	35,879	-
Advance on purchase of remaining Rogue EBC, LLC equity interest	(465,000)	(1,127,781)
Deposit paid toward proposed acquisition	(1,515,580)	-
Net cash used in investing activities	(13,580,681)	(2,339,779)
Financing activities
Proceeds from issuance of GRNY preferred units	10,000,000	-
Sale of non-controlling interest in GRMA, net of issuance costs	2,985,000	-
Dividends to non-controlling interests from subsidiaries	(610,773)	(115,000)
Proceeds from long-term debt	500,000	12,630,346
Debt issuance costs	-	(627,189)
Repayment of long-term debt	(1,507,273)	(1,273,742)
Repayment of finance lease	(17,618)	(2,879)
Proceeds from exercise of stock options	21,839	402,844
Net cash provided by financing activities	11,371,175	11,014,380
Effect of exchange rate on changes in cash	-	4,021
Change in cash and cash equivalents	5,230,434	8,663,562
Cash and cash equivalents, beginning of period	11,371,834	4,917,708
Cash and cash equivalents, ending of period	16,602,268	13,581,270
Cash paid during the period for:
Cash income tax paid	287,680	645,055
Cash interest paid	1,341,899	668,333
Cash interest earned	64,838	-
Supplemental cash flow information
Fair value of SV Shares issued to settle convertible debentures	-	7,422,809
Reclassification of warrants to warrant liability from equity	1,539,665	-
Fair value of deferred commitment costs	138,000	-
Transfer of long term debt to operating lease liability	-	-
Property, plant and equipment acquired through operating lease liability	-	-
Property, plant and equipment acquired through finance lease liability	-	337,337
Right-of-use assets - operating resulting from operating lease liabilities	23,569,262	-
Right-of-use assets - finance resulting from finance lease liabilities	2,542,040	-
Right-of-use assets - finance resulting from transfer from property, plant and equipment	227,131	-

EBITDA and Adjusted EBITDA Reconciliation (Unaudited)
U.S. dollars; three and nine months ended September 30.

	Three months 2026	Three months 2025	Nine months 2026	Nine months 2025
Net income (loss)	(8,888,139)	1,565,156	(12,582,554)	3,963,404
Add back amortization of property and equipment included in cost of sales	659,253	895,472	2,236,290	1,987,906
Add back interest and accretion expense	532,984	410,925	1,512,204	1,101,649
Add back amortization of property and equipment	89,213	110,693	246,025	323,604
Add back income tax expense	3,154,693	511,381	4,542,895	2,062,728
EBITDA	(4,451,996)	3,493,627	(4,045,140)	9,439,291
Add back share-based compensation	328,455	314,951	632,536	2,087,686
Deduct gain on derivative liability	(131,671)	24,242	(280,054)	(5,807,848)
Deduct interest and other income (expense)	(143,260)	(156,439)	(338,943)	(851,782)
Add back changes in FV on warrants asset and liability	169,972	(2,162,087)	2,484,092	(821,433)
Add back loss on acquisition of Rogue EBC	5,030,332	-	5,030,332	-
Add back loss on equity investment in associate	8,180	75,733	301,430	344,153
Deduct GAAP bad debt conversion adjustment	-	(79,000)	-	(237,000)
Add back Golden Harvests acquisition costs	-	-	-	60,000
Add back pre-operational startup costs	1,761,194	-	2,408,356	-
Adjusted EBITDA	2,571,206	1,511,027	6,192,609	4,213,067
	Pre-operational startup costs for the nine months ended September 30, 2026 totaled $2,408,356, comprising Gopher Gardens ($1,333,276), Grown Rogue New York ($1,019,393), Rogue EBC ($54,982) and corporate costs related to Nile NJ ($705).

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking information" and "forward-looking statements" within the meaning of applicable Canadian and United States securities laws (collectively, "forward-looking statements"). These include statements regarding the Company's financial guidance and long-term growth and return objectives, including their exclusion of New York and the planned fourth quarter review; underlying pricing, margin, overhead and startup-cost assumptions; construction, commissioning, flowering canopy, production, harvest, sales and financial contributions in New Jersey, Illinois and Minnesota; the planned acquisition of PCNY, execution of definitive purchase agreements, regulatory submissions and approvals, closing conditions and timing; interim management, cultivation restart and retail operations in New York; the availability, terms and deployment of project financing; expected operating improvements, cash flow and capital requirements; product launches; funding of planned expansion; and future operating and financial performance.

Forward-looking statements are often identified by words or phrases such as "may," "would," "could," "should," "will," "intend," "plan," "anticipate," "believe," "estimate," "expect," "target," "guidance," "outlook," "forecast," "objective" and similar expressions, including their negative forms. The absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are based on management's current expectations, estimates, assumptions and projections as of the date of this release. These assumptions include, without limitation, assumptions regarding market conditions, wholesale pricing, consumer and retailer demand, competitive conditions, construction and commissioning timelines, the availability and cost of labour, materials and equipment, regulatory approvals and continued compliance with applicable licensing requirements, cultivation yields and product quality, the timing of new product and market launches, operating costs, access to capital and the Company's ability to fund its planned operations and expansion activities. With respect to New York, assumptions also include continuation of interim operating and lease arrangements, execution and performance of transaction agreements, receipt of required OCM approvals, availability of committed and additional capital when required, successful staffing and production ramp, and demand sufficient to support the operating plan.

Although the Company believes these expectations and assumptions are reasonable, forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied. These risks and uncertainties include, without limitation: changes in general economic, business, political and financial-market conditions; changes in cannabis laws, regulations or enforcement policies; the timing or availability of required regulatory approvals; the continued illegality of cannabis under United States federal law; declines or volatility in wholesale cannabis pricing and demand; increased competition; variations in cultivation yields, product quality and production costs; construction, commissioning or ramp-up delays and cost overruns; the availability of labour, equipment and supplies; the Company's ability to generate sufficient cash flow or obtain financing on acceptable terms; and the other risks described in the Company's public disclosure documents filed through SEDAR+ and EDGAR. Additional risks include failure to complete the proposed PCNY acquisition, changes in transaction terms, interruptions during the transition, inability to realize projected cost savings or cash-flow improvements, limits on financing availability, financing costs and potential dilution, and adverse tax treatment, including continued application of Section 280E.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law. Future-oriented financial information and financial outlooks contained in this release are provided for the purpose of describing management's current expectations and may not be appropriate for other purposes.

The Company is indirectly involved, through its operating subsidiaries, in the cultivation, manufacture, possession, use, sale and distribution of cannabis in the adult-use cannabis marketplace in the United States. Although these activities are permitted under applicable state laws in the jurisdictions in which the Company operates, cannabis remains illegal under United States federal law.

Non GAAP Financial Measures

This press release presents certain financial measures that are not calculated in accordance with United States generally accepted accounting principles ("GAAP"), including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and return on incremental invested capital ("ROIIC"). These non-GAAP financial measures do not have standardized meanings prescribed by GAAP and may not be comparable with similarly titled measures presented by other companies.

Management uses these non-GAAP financial measures as supplemental tools to evaluate the Company's underlying operating performance, compare results between periods and markets, and assess capital-allocation decisions. These measures should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

EBITDA is defined as net income (loss) before interest and accretion expense, income tax expense, and depreciation and amortization, including amortization in cost of sales. Adjusted EBITDA further adjusts EBITDA for share-based compensation, derivative gains and losses, interest and other income (expense), changes in the fair value of warrant assets and liabilities, the loss on acquisition of Rogue EBC, losses on equity investments in associates, the GAAP bad debt conversion adjustment, Golden Harvests acquisition costs and pre-operational startup costs, as applicable and as presented in the reconciliation schedule.

Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by the corresponding revenue measure. ROIIC is defined as the change in operating profit divided by the change in invested capital over the relevant measurement period.

Reconciliations of historical non-GAAP financial measures to the most directly comparable GAAP measures are included in the accompanying schedules.

SOURCE Grown Rogue International Inc.

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%CIK: 0001463000

For further information: General Inquiries and Investor Contact: Josh Rosen, Chief Strategy Officer, joshrosen@grownrogue.com; Investor Relations: invest@grownrogue.com, (458) 226-2662

CO: Grown Rogue International Inc.

CNW 16:05e 12-NOV-26